Exhibit 99.1

HUTTIG APPOINTS CHIEF FINANCIAL OFFICER

ST. LOUIS, MO, March 31, 2016 – Huttig Building Products, Inc. (“Huttig”) (NASDAQ: HBP) today announced the appointment of Oscar A. Martinez as the new Vice President – Chief Financial Officer.

Mr. Martinez most recently served as Senior Vice President and Chief Financial Officer of Foresight Energy from August 2011 to November 2015. Prior to joining Foresight, Mr. Martinez served as Vice President and Treasurer at Cloud Peak Energy, Inc. from 2009 to July 2011. Mr. Martinez also worked for Qwest Communications International, Inc. where he most recently served as Vice President and Assistant Treasurer.

“I am pleased to welcome Oscar to Huttig,” said Mr. Jon P. Vrabely, Huttig’s President and CEO. “Oscar’s vast M&A, financial engineering of rapid growth companies, and investor relations experience will help expedite the continued execution of our growth strategy.”

Mr. Martinez received his Masters in Business Administration from Harvard Business School and his undergraduate degree in Business Administration from Trinity University, with an additional major in Economics.

About Huttig

Huttig, currently in its 131st year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. Huttig’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

For more information, contact:

Don Hake

investor@huttig.com